Exhibit 9

NOMINATION AND STANDSTILL AGREEMENT

Nomination and Standstill Agreement (this “Agreement”), dated May 14, 2015, by and among the persons listed on Schedule A (collectively, the “PL Capital Group”, and individually a “Member” of the PL Capital Group), Metro Bancorp, Inc. (the “Company”), and Richard J. Lashley (“Lashley”), in his capacity as the PL Capital Designee (as defined below).

WHEREAS, the PL Capital Group currently beneficially owns 1,247,179 shares of the common stock, par value $1.00 per share, of the Company (the “Common Stock”), which represents approximately 8.8% of the outstanding shares of Common Stock reported by the Company in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

WHEREAS, the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors (the “Board”), and the Board, have considered the qualifications of Lashley (the “PL Capital Designee”) and conducted such review as they have deemed appropriate, including reviewing materials provided by the PL Capital Group and the PL Capital Designee.

WHEREAS, the Nominating Committee has recommended that the Board nominate the PL Capital Designee to the Board for election at the 2015 annual meeting of shareholders of the Company (the “2015 Annual Meeting”), the 2016 annual meeting of shareholders of the Company (the “2016 Annual Meeting”), and the 2017 annual meeting of shareholders of the Company (the “2017 Annual Meeting”), and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    Board Nomination.

(a)    Subject to Section 1(d), and unless the PL Capital Designee has resigned (or, if the PL Capital Designee is not then a director of the Company, could have been required to resign if the PL Capital Designee were then a director of the Company) pursuant to Section 1(b) or refused to serve as a director of the Company, the Nominating Committee and the Board shall (i) at the 2015 Annual Meeting, the 2016 Annual Meeting and the 2017 Annual Meeting, nominate the PL Capital Designee for election as a director of the Company, together with the other persons so nominated on the Company’s slate in the Company’s proxy statement or proxy card for such annual meetings, with terms expiring at the Company’s next annual shareholders’ meeting following the 2015 Annual Meeting, the 2016 Annual Meeting and the 2017 Annual Meeting, respectively, (ii) recommend that the shareholders of the Company vote to elect the PL Capital Designee as a director of the Company at the 2015 Annual Meeting, the 2016 Annual Meeting and the 2017 Annual Meeting, and (iii) solicit proxies for the election of the PL Capital Designee as a director of the Company at the 2015 Annual Meeting, the 2016 Annual Meeting and the 2017 Annual Meeting in the same manner as it does for all the other members of the Company’s slates. Subject to compliance with applicable laws and regulations, and to the extent consistent with the treatment of other members of the Board, the Company shall, upon the initial election of the PL Capital Designee as a director of the Company, and, thereafter, if the PL Capital Designee is re-elected as a director of the Company, cause the PL Capital Designee to be appointed, or nominated and elected, as a member of Metro Bank’s board of directors (the “Bank Board”) with terms commensurate with the PL Capital Designee’s terms as a director of the Company; provided that if the PL Capital Designee voluntarily resigns from the Board, the PL Capital Designee shall simultaneously resign as a member of the Bank Board. Upon the initial election of the PL Capital Designee to the Board and, thereafter, upon the reasonable request of the PL Capital Designee, the Board shall consult with the PL Capital Designee regarding the appointment of the PL Capital Designee to one or more committees of each of the Board and the Bank Board, with the understanding that the intent of the parties is that the PL Capital Designee shall be considered for membership on committees of the Board and the Bank Board in a similar manner to other members of the Board and the Bank Board.

Exhibit 9

(b)    At any time while serving as a member of the Board or the Bank Board, the PL Capital Designee shall resign as a member of the Board and the Bank Board immediately at the written request of the Board if (i) the PL Capital Group does not own, in the aggregate, shares of Common Stock equal to at least 5.0% of the outstanding shares of Common Stock (based on the number of shares of Common Stock most recently identified by the Company as outstanding in (x) any of the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or definitive proxy statement on Schedule 14A, in each case, as filed by the Company with the Securities and Exchange Commission (“SEC”), or (y) a written notice by the Company to the PL Capital Group) or (ii) the Board (acting through a resolution of a majority of its members) determines that any Member of the PL Capital Group has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Company to such Member describing such breach in reasonable detail.

(c)    Each Member of the PL Capital Group shall, and shall cause each “affiliate” and “associate” (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such Member of the PL Capital Group (collectively and individually the “PL Capital Affiliates”) to, cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted at any meeting of shareholders (including the 2015 Annual Meeting, the 2016 Annual Meeting, the 2017 Annual Meeting and any special meeting of shareholders) or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any shareholder nominations for director that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with the Board’s recommendation for each other proposal if the PL Capital Designee has voted for, or abstained from voting on, such recommendation in his capacity as a director.

(d)    As a condition to the PL Capital Designee’s nomination for election to the Board at the 2015 Annual Meeting, the 2016 Annual Meeting and the 2017 Annual Meeting, the PL Capital Group and the PL Capital Designee agree to provide to the Company information required to be disclosed for directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable laws, regulations or stock exchange rules or listing standards, information in connection with assessing the eligibility, independence and other criteria applicable to directors and information on compliance with applicable laws or regulations, in each case, to the extent such information is being requested of all directors of the Company, including a fully completed copy of the Company’s director questionnaire in the form provided to all directors of the Company and such other information as reasonably requested by the Company from time to time with respect to the PL Capital Group and the PL Capital Designee.

Exhibit 9

(e)    The PL Capital Designee shall, at all times while serving as a member of the Board or the Bank Board, (i) meet all director independence standards of the Company and Metro Bank and, with respect to service on the Board, The NASDAQ Stock Market (“NASDAQ”) and the Exchange Act, including the rules and regulations promulgated thereunder, (ii) with respect to service on the Board, be qualified to serve as a director under the Pennsylvania Business Corporation Law (the “BCL”) and the Company’s Bylaws and, with respect to service on the Bank Board, the Pennsylvania Banking Code of 1965 and the Bylaws of Metro Bank and (iii) comply with the Clayton Antitrust Act, the Depository Institution Management Interlocks Act (“DIMIA”) and the rules and regulations promulgated thereunder. Upon the request of the PL Capital Designee, the Company shall use its reasonable efforts to assist the PL Capital Designee in seeking to obtain an exemptive order pursuant to DIMIA or the rules and regulations promulgated thereunder with respect to the PL Capital Designee’s serving as a director of the Company or Metro Bank.

(f)    At all times while serving as a director of the Company or Metro Bank, the PL Capital Designee will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive members of the Board and the Bank Board, as the case may be, and the same compensation and other benefits for his service as a director as the compensation and other benefits received by the other non-executive members of the Board and the Bank Board, as the case may be.

(g)    Except as otherwise set forth in this Section 1(g), at all times while serving as a member of the Board or the Bank Board, the PL Capital Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board or the Bank Board (as each may be amended from time to time for all directors). Upon the request of the PL Capital Designee, the Company shall make available to the PL Capital Designee copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are in writing and in effect as of the date of such request. At all times while the PL Capital Designee is serving as a member of the Board or the Bank Board, (i) the PL Capital Designee shall not disclose to the PL Capital Group, any PL Capital Affiliate or any Third Party (as defined in Section 2(a)(ii)) any confidential information of the Company or Metro Bank, and (ii) each Member of the PL Capital Group shall not, and shall cause the PL Capital Affiliates not to, seek to obtain confidential information of the Company or Metro Bank from the PL Capital Designee; provided that, notwithstanding the foregoing, the PL Capital Designee may discuss confidential information with a principal of PL Capital, LLC (“PL Capital”) in accordance with and subject to the terms of the Non-Disclosure Agreement, the form of which is attached hereto as Exhibit A (the “Non-Disclosure Agreement”), after the Non-Disclosure Agreement has been mutually executed and delivered by the Company, the PL Capital Designee, the principal of PL Capital and PL Capital.

Exhibit 9

(h)    If the PL Capital Designee is elected as a director of the Company at the 2015 Annual Meeting and thereafter, during the Covered Period (as defined in Section 5(a)), the PL Capital Designee is unable or ceases to serve on the Board due to the PL Capital Designee’s death, disability or resignation (other than a resignation pursuant to Section 1(b)), then (x) the PL Capital Group shall have the right to recommend a substitute person to fill the resulting vacancy (as well as any related resulting vacancy on the Bank Board), (y) the Board shall promptly appoint such replacement director to the Board (any such replacement director appointed in accordance with this Section 1(h) shall thereafter be deemed a “PL Capital Designee” under this Agreement), and (z) subject to compliance with applicable laws and regulations, the Company shall cause such replacement director to be appointed to the Bank Board in a manner consistent with other members of the Board; provided that such replacement shall (i) satisfy the conditions set forth in Section 1(e), (ii) meet the standards and criteria applied by the Company in nominating and appointing directors, (iii) have relevant financial and business experience, (iv) be mutually satisfactory to the PL Capital Group and the Board, provided that the approval of the Board shall not be unreasonably withheld or delayed, and (v) if not a party hereto, execute and deliver a joinder to this Agreement and agree to be bound by the terms hereof applicable to the PL Capital Designee; provided, further, that the appointment of any replacement director pursuant to this Section 1(h) shall be subject to the Board’s exercise of its fiduciary duties and satisfactory completion of its customary due diligence process (including its review of a questionnaire for directors and director nominees, a background check and interviews).

2.    Standstill.

(a)    During the Covered Period (unless specifically otherwise requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), each Member of the PL Capital Group shall not, and shall cause each PL Capital Affiliate not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)    make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in or used under the Exchange Act and Regulation 14A thereunder) or consents to vote, or seek to advise, encourage or influence (including, for the avoidance of doubt, by encouraging or participating in any “withhold” or similar campaign) any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) with respect to the election or removal of directors or shareholder proposals, or become a “participant” (as such term is defined in or used under the Exchange Act and Regulation 14A thereunder) in any contested solicitation for the election of directors with respect to the Company (other than a solicitation or acting as a participant in support of all of the nominees of the Board at any shareholder meeting) or make, be the proponent of or cause any person to initiate any shareholder proposal pursuant to Rule 14a-8 under the Exchange Act, the Company’s Bylaws or otherwise;

Exhibit 9

(ii)    form, join, encourage, influence, advise or in any way participate in any group (within the meaning of Section 13(d)(3) under the Exchange Act) with any person who is not identified on Schedule A as a Member of the PL Capital Group or a PL Capital Affiliate (any such person, a “Third Party”) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof;

(iii)    consciously work in parallel, or otherwise participate in a joint activity or course of action, with any Third Party (other than the Company or any of its officers or directors) toward acquiring control or otherwise exercising a controlling influence over the management and policies of the Company, whether or not pursuant to an express agreement;

(iv)    effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by the PL Capital Group or a PL Capital Affiliate of any securities of the Company into any tender or exchange offer, or vote with respect to any Extraordinary Transaction, that has been approved by the Board;

(v)    (A) call, seek to call or request the call of any meeting of shareholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (C) seek the removal of any member of the Board, (D) solicit consents from shareholders or otherwise act or seek to act by written consent, (E) conduct a referendum of shareholders, or (F) make a request for any shareholder list or other books and records of the Company, whether pursuant to the BCL, the Company’s Bylaws or otherwise;

(vi)    except in connection with the enforcement of this Agreement or passive participation as a class member in any class action (which, for the avoidance of doubt, shall not include participation as a name or lead plaintiff) with respect to any event or circumstance occurring prior to the date of this Agreement, initiate, encourage or participate in any litigation against the Company or any of its subsidiaries or their respective directors or officers, or in any derivative litigation on behalf of the Company, except for testimony in any legal proceeding that may be required by law;

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(vii)    take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Articles of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, any subsidiary of the Company, the Company’s officers or directors, policies or affairs, any securities of the Company, the Company’s assets or this Agreement that is inconsistent with the provisions of this Agreement;

(ix)    enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(x)    make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request could not reasonably be expected by the Company to require public disclosure by any party hereto.

(b)    Nothing in this Section 2 shall limit the PL Capital Designee, during the term of any service as a director of the Company or Metro Bank, from taking actions solely in the PL Capital Designee’s capacity as a director of the Company or Metro Bank (including voting on any matter submitted for consideration by the Board or the Bank Board, participating in deliberations or discussions of the Board or the Bank Board and making suggestions or raising issues to the Board or the Bank Board; provided that the PL Capital Designee does not breach any applicable fiduciary duty) and complying with applicable fiduciary duties and requirements under applicable law for compliance therewith by the members of the Board or the Bank Board, as the case may be, including requirements with respect to the disclosure or other treatment of conflicts of interest and similar circumstances, so long as such actions are consistent with the PL Capital Designee’s obligations and representations under the other Sections of this Agreement.

Exhibit 9

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.    Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

4.    Representations of the PL Capital Group. Each Member of the PL Capital Group, jointly and severally, represents and warrants as follows: (a) each Member of the PL Capital Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered by each Member of the PL Capital Group, constitutes a valid and binding obligation and agreement of each Member of the PL Capital Group and is enforceable against each Member of the PL Capital Group in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles, (c) the PL Capital Group, together with the PL Capital Affiliates, beneficially owns, directly or indirectly, an aggregate of 1,247,179 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the PL Capital Group and the PL Capital Affiliates or in which the PL Capital Group or the PL Capital Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (d) the PL Capital Designee satisfies the conditions set forth in Section 1(e), (e) none of the PL Capital Group or any PL Capital Affiliate has formed, or has any present intent to form, a group (within the meaning of Section 13(d)(3) under the Exchange Act) with any Third Party in relation to the Company or securities of the Company and (f) none of the PL Capital Group or any PL Capital Affiliate has consciously worked in parallel, or otherwise participated in a joint activity or course of action, with any Third Party (other than the Company or any of its officers or directors) toward acquiring control or otherwise exercising a controlling influence over the management and policies of the Company, whether or not pursuant to an express agreement.

Exhibit 9

5.    Term.

(a)    This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is thirty (30) days prior to the expiration of the notice period specified in the Company’s advance notice Bylaw related to nominations of directors at the 2018 annual meeting of shareholders of the Company; provided that the PL Capital Group may terminate this Agreement during the notice period specified in the Company’s advance notice Bylaw related to nominations of directors at the 2017 Annual Meeting by giving written notice to the Company during such period of its election to terminate this Agreement pursuant to this proviso, and, if any such notice is duly given, this Agreement shall terminate and the Covered Period shall end on the date on which such notice is deemed to have been given in accordance with Section 10; provided, further, that if a Non-Election Date (as defined below) occurs, either the Company or the PL Capital Group may terminate this Agreement on written notice to the other parties hereto, and this Agreement shall terminate, and the Covered Period shall end, on the date on which such notice is deemed to be given in accordance with Section 10; and provided, further, that if (i) the Company has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the PL Capital Group to the Company describing such breach in reasonable detail or (ii) any Member of the PL Capital Group has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Company to such Member of the PL Capital Group describing such breach in reasonable detail, then the PL Capital Group (in the case of any breach by the Company) or the Company (in the case of any breach by any Member of the PL Capital Group) may terminate this Agreement on written notice to the other parties hereto, and this Agreement shall terminate, and the Covered Period shall end, on the date on which such notice is deemed to be given in accordance with Section 10.
The term “Non-Election Date” means the day following the 2015 Annual Meeting, the 2016 Annual Meeting or the 2017 Annual Meeting, as the case may be, if the PL Capital Designee is not elected at such meeting; provided that a Non-Election Date will not result if (i) the nomination of the PL Capital Designee in connection with the 2015 Annual Meeting, the 2016 Annual Meeting or the 2017 Annual Meeting, as the case may be, is not required by this Agreement, or (ii) the failure to elect the PL Capital Designee results from the PL Capital Designee’s refusal to serve as a director of the Company.

(b)    The provisions of Section 7 through Section 14 shall survive the termination of this Agreement. The termination pursuant to Section 5(a) shall not relieve any party hereto from liability for any breach of this Agreement prior to such termination.

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6.    Public Announcement and SEC Filing.

(a)    (i) No later than the next business day following the execution and delivery of this Agreement, the Company shall issue the press release in the form attached hereto as Exhibit B (the “Press Release”), and (ii) file promptly thereafter a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The PL Capital Group shall promptly file an amendment to its Schedule 13D/A with respect to the Company filed by the PL Capital Group with the SEC on March 16, 2015, reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder, consistent with the Press Release, and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)    The Company and the PL Capital Group shall not, and shall cause their respective affiliates (including, for the avoidance of doubt, the PL Capital Affiliates) and representatives not to, (i) prior to the issuance of the Press Release, issue any press release or public announcement regarding this Agreement without the prior written consent of the other parties hereto, and (ii) during the Covered Period, make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby that is inconsistent with the Press Release, except as required by applicable law or regulation, pursuant to the rules or listing standards of any stock exchange or with the prior written consent of the other party.

(c)    Each of the Company, the Members of the PL Capital Group, and the PL Capital Designee covenants and agrees that neither it nor any of its respective subsidiaries, affiliates (including, for the avoidance of doubt, with respect to the PL Capital Group, the PL Capital Affiliates), successors, assigns, officers, key employees or directors shall in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a party’s subsidiaries), directors (including any current, future or former director of a party or a party’s subsidiaries), employees, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services, in any manner. The restrictions in this Section 6(c) shall not (i) apply in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

Exhibit 9

7.    Specific Performance; Forum; Choice of Law. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the United States District Court for the Middle District of Pennsylvania located in Harrisburg or the courts of the Commonwealth of Pennsylvania located in Dauphin County (collectively, the “Pennsylvania Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms of this Agreement by way of equitable relief. Furthermore, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Pennsylvania Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Pennsylvania Courts, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Pennsylvania Courts, (d) waives the right to trial by jury, and (e) consents to service of process by the United States Postal Service or a reputable overnight mail delivery service, in each case, signature requested, to the address set forth in Section 10 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8.    Expenses. Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse the PL Capital Group for its reasonable out-of-pocket fees and expenses (including legal fees and expenses) incurred since October 1, 2014 in connection with the nomination of the PL Capital Designee as a director of the Company and the negotiation, execution and delivery of this Agreement in an amount not to exceed $110,000.

9.    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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10.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email address, if any, set forth below and appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 10:

If to the Company:	Metro Bancorp, Inc. 3801 Paxton Street Harrisburg, Pennsylvania 17111 Facsimile: (717) 901-0436 Attention: Chief Executive Officer Corporate Secretary
With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile:    (212) 558-3588
Attention:    H. Rodgin Cohen
        Mitchell S. Eitel

and

Mette, Evans & Woodside
3401 North Front Street
Harrisburg, Pennsylvania 17110
Facsimile:    (717) 236-1816
Attention:    James A. Ulsh

If to a Member of the PL Capital Group or a PL Designee:

c/o PL Capital, LLC
67 Park Place East
Suite 675
Morristown, New Jersey 07690
Facsimile:    (973) 539-5402
Attention:    John W. Palmer
        Richard J. Lashley

Exhibit 9

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP
321 North Clark Street
Chicago, Illinois 60654
Facsimile:    (312) 832-4700
Attention:    Phillip M. Goldberg

11.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.    Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

13.    No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

14.    Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References herein to either gender include the other gender. Any agreement, instrument, law, rule, regulation or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, regulation or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed and delivered the same with the advice of such counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature Page Follows]

Exhibit 9

IN WITNESS WHEREOF, each of the parties hereto has executed this Nomination and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

METRO BANCORP, INC.

By: /s/ Gary L. Nalbandian
Name: Gary L. Nalbandian Title: Chairman, President and CEO

PL CAPITAL, LLC

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

PL CAPITAL ADVISORS, LLC

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

FINANCIAL EDGE FUND, L.P.

By:    PL CAPITAL, LLC,
    General Partner

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

FINANCIAL EDGE-STRATEGIC FUND, L.P.

By:    PL CAPITAL, LLC,
    General Partner

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

[Signature Page to Nomination and Standstill Agreement]

Exhibit 9

PL CAPITAL/FOCUSED FUND, L.P.

By:    PL CAPITAL, LLC,
    General Partner

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

GOODBODY/PL CAPITAL, L.P.

By:    GOODBODY/PL CAPITAL, LLC,
    General Partner

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

GOODBODY/PL CAPITAL, LLC

By: /s/ John W. Palmer
Name: John W. Palmer Title: Managing Member

/s/ John W. Palmer
John W. Palmer

/s/ Richard J. Lashley
Richard J. Lashley

[Signature Page to Nomination and Standstill Agreement]

Exhibit 9

Exhibit A
Non-Disclosure Agreement
May 14, 2015

Reference is made to the Nomination and Standstill Agreement, dated May 14, 2015 (the “Standstill Agreement”), by and among Metro Bancorp, Inc. (the “Company”), the PL Capital Group, and Richard J. Lashley (the “Director”), in his capacity as the PL Capital Designee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Standstill Agreement, and the rules of interpretation set forth in Section 14 of the Standstill Agreement shall apply to this Non-Disclosure Agreement mutatis mutandis.

The Director may be provided certain information and data in connection with his serving as a director of the Company or Metro Bank that the Company or Metro Bank wishes to keep confidential, including information (whether furnished in writing or electronic format or orally) regarding the Company’s and Metro Bank’s governance, board of directors, management, plans, strategies, business, finances or operations and information that the Company or Metro Bank has obtained from third parties and with respect to which the Company or Metro Bank is obligated to maintain confidentiality (collectively, “Confidential Information”). Except as provided in this Non-Disclosure Agreement, the Director will not disclose any Confidential Information in any manner whatsoever or use any Confidential Information other than in connection with serving as a director of the Company or Metro Bank without, in each instance, securing the prior written consent of the Company (acting through a resolution of a majority of the Company’s directors).

Except as set forth in this paragraph, this Non-Disclosure Agreement shall not prevent the Director from privately disclosing Confidential Information to (i) officers, directors, accountants and counsel for the Company or Metro Bank, (ii) the Director’s legal counsel (a “Director Representative”) who needs to know such information for the sole purpose of advising the Director on his actions as a director of the Company or Metro Bank or, if the Director is a principal of PL Capital, LLC (“PL Capital”), advising PL Capital (or its controlled affiliates) on its (or their) investment(s) in the Company or (iii) John W. Palmer, a principal of PL Capital (the “PL Capital Principal”). Notwithstanding the foregoing, it is understood and agreed that the Director will not disclose any information that the Director learns or obtains in his capacity as a director of the Company or Metro Bank to any Director Representative or the PL Capital Principal to the extent such disclosure would be reasonably likely to constitute a waiver of the attorney-client privilege between the Company or Metro Bank and its counsel or the Company’s or Metro Bank’s attorney work product privilege. The Director also acknowledges and agrees that he will not disclose, and is prohibited by law and regulation from disclosing, to any Director Representative or the PL Capital Principal any reports of examination or other confidential supervisory information of any bank regulatory authority, including the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Philadelphia, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Any Director Representatives shall only be provided Confidential Information to the extent that such Director Representative is informed of the confidential nature of the Confidential Information and agrees or is otherwise obligated to keep such information confidential and to restrict the use of such confidential information in accordance with the terms of this Non-Disclosure Agreement. The PL Capital Principal agrees to keep the Confidential Information confidential and to restrict the use of such confidential information in accordance with the terms of this Non-Disclosure Agreement, to be bound by this Non-Disclosure Agreement on the same terms as the Director by countersigning this Non-Disclosure Agreement and not to use any Confidential Information in a manner that may be detrimental to the Company or its subsidiaries, including Metro Bank. The Director and PL Capital shall be responsible for any breach of this Agreement by the Director, any Director Representatives, PL Capital or the PL Capital Principal.

Exhibit A-1

Exhibit 9

The term “Confidential Information” shall not include information that (a) is at the time of disclosure or thereafter becomes generally available to the public other than as a result of a disclosure by the Director, PL Capital, a Director Representative or the PL Capital Principal in violation of the terms of this Non-Disclosure Agreement; (b) was, prior to disclosure by the Company or Metro Bank, already in the possession of the Director, a Director Representative or the PL Capital Principal; provided that the source of such information was, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or Metro Bank; (c) becomes available to the Director, a Director Representative or the PL Capital Principal on a non-confidential basis from a source other than the Company, an affiliate of the Company (including Metro Bank) or an agent, representative, attorney, advisor, director, officer or employee of the Company or Metro Bank (collectively, the “Company Representatives”) that is, to such person’s knowledge after reasonable inquiry, not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or Metro Bank, and is not, to such person’s knowledge after reasonable inquiry, under an obligation to the Company or Metro Bank not to transmit the information to such person; or (d) was independently developed by the Director, a Director Representative or the PL Capital Principal without reference to or use of the Confidential Information.

The Director is aware, and will advise any Director Representative or the PL Capital Principal who is informed of the matters that are the subject of this Non-Disclosure Agreement, that the Confidential Information may constitute material, non-public information and of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who is aware of material, non-public information and on the communication of such information to any other person who may purchase or sell such securities on the basis of such information. The Director, PL Capital, any Director Representative or the PL Capital Principal to whom the Director transmits Confidential Information under this Non-Disclosure Agreement will comply with all applicable federal and state securities laws in connection with the purchase or sale, directly or indirectly, of securities of the Company or any other entity of which the Director is provided material non-public information in his capacity as a director of the Company or Metro Bank for as long as the Director, PL Capital, any Director Representative or the PL Capital Principal are in possession of material non-public information about the Company or such other entity. The Director and the Company acknowledge that none of the provisions hereto shall in any way limit PL Capital’s or the PL Capital Principal’s activities in the ordinary course of business if such activities will not violate applicable securities laws or the obligations set forth in this Non-Disclosure Agreement.

Each of the Director, the PL Capital Principal and any Director Representative to whom the Director transmits Confidential Information under this Non-Disclosure Agreement acknowledges, or shall be deemed to acknowledge, that none of the Company, any affiliate of the Company or any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. None of the Company, any affiliate of the Company or any Company Representative shall have any liability to the Director, PL Capital, any Director Representative or the PL Capital Principal hereunder relating to or resulting from the use of the Confidential Information by the Director, PL Capital, any Director Representative or the PL Capital Principal or any errors in or omissions from the Confidential Information.

Exhibit A-2

Exhibit 9

In the event that the Director, PL Capital, any Director Representative or the PL Capital Principal is requested in any proceeding or governmental inquiry to disclose any Confidential Information, the Director will give the Company prompt written notice, to the extent not legally prohibited, of such request so that the Company or Metro Bank may seek an appropriate protective order or waive compliance with the applicable provisions of this Non-Disclosure Agreement. If the Company or Metro Bank seeks a protective order, the Director, PL Capital and the PL Capital Principal agree to, and shall cause any Director Representative to, provide such cooperation as the Company or Metro Bank shall reasonably request and in no event will they oppose action by the Company or Metro Bank to obtain a protective order or other relief to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be afforded to the Confidential Information. If in the absence of a protective order, the Director, PL Capital, any Director Representative or the PL Capital Principal, based upon the advice of counsel, is legally required to disclose Confidential Information, such person or entity may disclose without liability under this Non-Disclosure Agreement such portion of the Confidential Information that counsel advises that the Director, PL Capital, any Director Representative or the PL Capital Principal is legally required to disclose, so long as the recipient of such Confidential Information is informed of this Non-Disclosure Agreement and the confidential nature of such Confidential Information. For the avoidance of doubt, there shall be no legal requirement applicable to the Director, PL Capital or the PL Capital Principal to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, such parties would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to securities of the Company.

The parties agree that irreparable damage would occur in the event any of the provisions of this Non-Disclosure Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Non-Disclosure Agreement and to enforce specifically the terms and provisions of this Non-Disclosure Agreement exclusively in the Pennsylvania Courts, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. In the event of litigation relating to this Non-Disclosure Agreement, if a court of competent jurisdiction determines that this Non-Disclosure Agreement has been breached by the Director, PL Capital, any Director Representative or the PL Capital Principal, PL Capital will reimburse the Company for its reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses) incurred in connection with all such litigation (including any appeal relating thereto). Furthermore, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Pennsylvania Courts in the event any dispute arises out of this Non-Disclosure Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Pennsylvania Courts, (c) agrees that it shall not bring any action relating to this Non-Disclosure Agreement in any court other than the Pennsylvania Courts, (d) waives the right to trial by jury, and (d) consents to service of process by a the United States Postal Service or reputable overnight mail delivery service, in each case, signature requested, to the address set forth in Section 10 of the Standstill Agreement or as otherwise provided by applicable law. THIS NON-DISCLOSURE AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Exhibit A-3

Exhibit 9

This Non-Disclosure Agreement may not be amended except in writing signed by all the parties hereto. No failure or delay by either party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.

The provisions of this Non-Disclosure Agreement relating to confidentiality shall terminate two (2) years after the Director (or any substitute director appointed to replace the Director in accordance with Section 1(h) of the Standstill Agreement) ceases to be a director of the Company or Metro Bank, except that any Confidential Information constituting trade secrets of the Company or Metro Bank (as defined in 18 U.S.C. § 1839(3)) shall be kept confidential in accordance with the obligations of this Non-Disclosure Agreement for such longer time as such information constitutes a trade secret of the Company or Metro Bank. The invalidity or unenforceability of any provision of this Non-Disclosure Agreement shall not affect the validity or enforceability of any other provision hereof.

All Confidential Information shall remain the property of the Company or Metro Bank and none of the Directors, PL Capital, any Director Representative or the PL Capital Principal shall by virtue of any disclosure of or use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company or Metro Bank. At any time after the date on which the Director (or any substitute director appointed to replace the Director in accordance with Section 1(h) of the Standstill Agreement) is no longer a director of the Company, upon the request of the Company for any reason, the Director and the PL Capital Principal will, and will cause PL Capital and any Director Representative to, promptly return to the Company or destroy all hard copies of the Confidential Information and use reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in the possession or control of the Director, PL Capital, any Director Representative or the PL Capital Principal. Notwithstanding anything to the contrary contained in this paragraph, the Director, the PL Capital Principal, PL Capital and any Director Representative shall be permitted to retain such Confidential Information as is necessary to enable them to comply with any applicable document retention requirements under applicable law or regulation and to retain any computer records and computer files containing any Confidential Information if required pursuant to their respective current automatic archiving and backup procedures; provided, however, that such retention shall be solely for legal, regulatory or archival purposes, as the case may be.

Exhibit A-4

Exhibit 9

Unless and until any substitute director appointed in accordance with Section 1(h) of the Standstill Agreement executes a joinder to this Non-Disclosure Agreement and agrees to be bound by the terms hereof applicable to the Director, the PL Capital Principal shall not be permitted to discuss Confidential Information with, or obtain Confidential Information from, such substitute director.

[Signature Page Follows]

Exhibit A-5

Exhibit 9

Acceptance of the above terms shall be indicated by having this Non-Disclosure Agreement countersigned by the Director, the PL Capital Principal and PL Capital.

Sincerely,

METRO BANCORP, INC.

By:	/s/ Gary L. Nalbandian
Name:	Gary L. Nalbandian
Title:	Chairman, President and CEO

Acknowledged and agreed as of the date first written above:

/s/ Richard J. Lashley
Richard J. Lashley, as Director

/s/ John W. Palmer
John W. Palmer, as PL Capital Principal

PL CAPITAL, LLC

By:	/s/ John W. Palmer
Name:	John W. Palmer
Title:	Managing Member

 [Signature Page to Non-Disclosure Agreement]

Exhibit 9

Exhibit B

Press Release

METRO BANCORP NOMINATES RICHARD J. LASHLEY TO ITS BOARD OF DIRECTORS

COMPANY ANNOUNCES AGREEMENT WITH PL CAPITAL GROUP

PL CAPITAL GROUP AGREES TO SUPPORT METRO NOMINEES

COMPANY ANNOUNCES TERMINATION OF SHAREHOLDER RIGHTS AGREEMENT

HARRISBURG, PA –May 15, 2015 – Metro Bancorp, Inc. (“Metro” or “the Company”) (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, today announced that Richard J. Lashley, Co-Founder and Principal of PL Capital Group (“PL Capital”), has been nominated and recommended by the Company’s Board of Directors to stand for election as a Director. Mr. Lashley will be included in Metro’s slate of Director nominees for election at the Company’s 2015 Annual Meeting of Shareholders.

Gary L. Nalbandian, Chairman, President & Chief Executive Office of Metro Bancorp, said, “We are pleased to have reached an agreement with PL Capital and look forward to welcoming Richard to Metro’s Board of Directors. He brings extensive financial and banking industry expertise to the Board as the Company continues to work to increase shareholder returns, improve the Company’s profitability and grow the value of the Metro franchise.”

PL Capital, which beneficially owns approximately 8.8% of the Company’s outstanding common stock, has agreed to vote its shares in support of all of the Metro Director nominees at the 2015 Annual Meeting and abide by certain standstill provisions until 30 days before the end of the notice period for Director nominations at the 2018 Annual Meeting of Shareholders. Under certain circumstances, the agreement may be terminated before that date, including at the election of PL Capital during the notice period for Director nominations at the 2017 Annual Meeting of Shareholders. The complete agreement between Metro and PL Capital will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission. The Company’s full slate of Director Nominees will be available in the definitive proxy materials that Metro Bancorp will file with the Securities and Exchange Commission.

In addition, Metro has accelerated the termination of its one-year Shareholder Rights Agreement, adopted in February 2015, advancing the expiration date to the close of business on May 15, 2015. Shareholders do not have to take any action as a result of the early termination. In view of the agreement reached with PL Capital, the Board determined that the Rights Agreement was no longer necessary to enhance shareholder value.

Sullivan & Cromwell LLP is serving as Metro’s legal advisor, and Sandler O’Neill + Partners, L.P. is serving as financial advisor.

Exhibit B-1

Exhibit 9

About Richard J. Lashley

Mr. Lashley is a principal of PL Capital, LLC, an investment firm specializing in the banking industry. Prior to co-founding PL Capital in 1996, Mr. Lashley was employed by KPMG, where he developed a specialization providing professional accounting and consulting services to numerous thrifts, banks and mortgage companies nationwide. In 1991, he was selected to be the Assistant to the National Industry Director of KPMG’s U.S. Banking and Finance practice. In 1993, Mr. Lashley was promoted to the position of Director, KPMG Financial Services - Capital Strategies Group, a corporate finance practice providing merger and acquisition advisory services to banks, thrifts, mortgage companies and other financial services companies nationwide.

Mr. Lashley has significant prior experience as a board member of numerous banks and thrifts throughout the U.S.

He received a Bachelor of Science Degree in Business Administration from Oswego State University in 1980 and an MBA degree in Accounting from Rutgers University in 1984. Mr. Lashley is a Certified Public Accountant (CPA) in New Jersey (status inactive).

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2015 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2015 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at www.mymetrobank.com in the “Investor Relations” section as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its Directors, its executive officers and its nominees for election as Director may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the Company’s 2015 Annual Meeting of Shareholders, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, will be set forth in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders and the other relevant documents to be filed with the SEC.

Exhibit B-2

Exhibit 9

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to the financial condition, results of operations, future performance and business of the Company. These forward-looking statements are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, which are subject to significant risks and uncertainties and are also subject to change based on various factors (some of which are beyond the Company’s control). The words “look forward,” “continue,” “will,” "progress,” “committed,” “initiatives,” “expect,” “intend,” “plan,” “could,” “should,” “would,” “believe,” “anticipate,” and “estimate” and similar expressions are intended to identify forward-looking statements.

While the Company believes its plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable based on the information available at the time, the Company can give no assurance that any of them will be achieved. You should understand that various factors could affect the Company’s future results and could cause results to differ materially from those expressed in these forward-looking statements, including the risk factors set forth in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the factors discussed under “Forward-Looking Statements” in Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

Metro Bancorp is a publicly held company whose shares are listed on NASDAQ-GS under the ticker symbol METR. Metro Bancorp is a one-bank holding company headquartered in Harrisburg, Pennsylvania and provides full banking services through its subsidiary, Metro Bank (the Bank).

Metro Bancorp, Inc.
Gary L. Nalbandian, 717-412-6301
Chairman/President

or

Mark A. Zody, 717-412-6301
Chief Financial Officer

or

Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel, James Golden or Joe Berg
212-355-4449

Exhibit B-3